Exhibit 99.1

Five Prime Therapeutics Announces Third Quarter 2013 Financial Results

•     Raised $71.8 Million in Initial Public Offering

•     First Patients Dosed in Phase 1b for FP-1039

•     Advanced FPA008 into Phase 1 and Dosed First Cohort of Patients

SOUTH SAN FRANCISCO, Calif., November 12, 2013(GLOBAL NEWSWIRE) – Five Prime Therapeutics, Inc. (NASDAQ: FPRX) (Five Prime), a clinical-stage biotechnology company focused on discovering and developing novel protein therapeutics for cancer and inflammatory diseases, today provided a corporate update and reported financial results for the third quarter that ended September 30, 2013.

“The third quarter was transformative for Five Prime with the successful completion of our IPO. We ended the quarter with $87 million in cash, cash equivalents and marketable securities, which provide us with a solid financial position as we advance our proprietary protein therapeutics into clinical studies,” said Lewis T. “Rusty” Williams, M.D., Ph.D., President and Chief Executive Officer of Five Prime. “Since the IPO, we initiated the Phase 1 clinical study of FPA008 ahead of schedule. At the same time, our
FP-1039 program partnered with GSK advanced into Phase 1b development and we now have two programs in clinical development in our key therapeutic areas of cancer and inflammation.”

Recent Business Highlights

•	GSK Initiated Phase 1b Clinical Trial of FP-1039/GSK3052230. In July 2013, Five Prime’s collaborator, GlaxoSmithKline (GSK), initiated a three-arm Phase 1b clinical trial of FP-1039/GSK3052230 in combination with chemotherapy in patients with abnormally high levels of FGFR1. GSK has dosed patients in two of the arms and continues to activate clinical sites globally.

•	Completed Initial Public Offering. In September 2013, Five Prime completed its initial public offering of common stock, raising gross proceeds of $71.8 million, before underwriting discounts, commissions and expenses,which included the sale of shares to the underwriters upon the full exercise of their over-allotment option.

•	Initiated Phase 1 Clinical Trial for FPA008. In October 2013, Five Prime completed dosing of the first cohort of healthy volunteer subjects in its Phase 1 clinical trial of FPA008. Five Prime is developing FPA008, its proprietary monoclonal antibody that inhibits colony stimulating factor-1 receptor (CSF1R), to treat patients with inflammatory diseases, including rheumatoid arthritis (RA).

•	GSK Exercised its Right to Further Evaluate Muscle Diseases Targets. In October 2013, GSK exercised its right to further evaluate several protein therapeutic targets Five Prime discovered in its muscle diseases discovery collaboration with GSK. In connection with GSK’s election to further evaluate these targets, GSK will pay Five Prime a $0.3 million selection fee.

•	Entered into License Agreement with ADC Therapeutics Sarl. In October 2013, Five Prime entered into a license agreement with ADC Therapeutics Sarl (ADCT) of Lausanne, Switzerland,under which Five Prime granted ADCT the right to develop and commercialize antibody-drug conjugates incorporating human monoclonal antibodies to an undisclosed protein target.

•	Expanded the Board of Directors and Appointed a Chief Financial Officer. In October 2013, Five Prime appointed Aron Knickerbocker to Five Prime’s Board of Directors and promoted Marc Belsky to the position of Chief Financial Officer.

Summary of Financial Results and Guidance

•	Cash Position. Cash, cash equivalents and marketable securities totaled $86.6 million at September 30, 2013, compared to $38.0 million on December 31, 2012. This increase was primarily driven by the proceeds from Five Prime’s initial public offering.

•	Revenue. Collaboration revenue for the third quarter of 2013 was $3.5million compared to $2.9 million in the same period of 2012. This increase was primarily attributed to revenue earned under the fibrosis and CNS collaboration with UCB Pharma S.A.

•	R&D Expenses. Research and development expenses were $8.2 million for the third quarter of 2013 compared to $6.5 million for the same period of 2012. This increase was primarily due to advancing FPA008 into Phase 1 clinical development.

•	G&A Expenses. General and administrative expenses were $2.6million in the third quarter of 2013 compared to $2.3 million for the same period of 2102. This increase was primarily due to a $0.1 million increase in intellectual property-related legal fees and $0.2 million for activities related to preparing to become a public company.

•	Net Loss. Net loss for the third quarter of 2013 was $7.2million, or $2.74 per basic and diluted share, compared to a net loss of $5.9 million, or $4.85 per basic and diluted share, for the third quarter of 2012. This increase in net loss was primarily due to increased expenses to advance FPA008 into Phase 1 clinical development.

•	End-of-Year Guidance. Five Prime expects full-year 2013 net cash used in operating activities of $28 to $30 million and to end 2013 with $73 to $75 million in cash, cash equivalents and marketable securities.

Upcoming Milestones

•	FP-1039/GSK3052230. GSK has activated 5 clinical sites of the approximately 20 planned. On-going activation of additional sites should allow for acceleration in the rate of patient enrollment in the Phase 1b trial. Five Prime anticipates preliminary data from this trial in the second half of 2014.

•	FPA008. Five Prime expects to complete dosing of the healthy volunteer portion of the Phase 1 clinical trial of FPA008 in the second half of 2014 and progress to dosing in RA patients by the end of 2014. Five Prime anticipates having preliminary healthy volunteer data from this trial by the end of 2014.

•	FPA144. Five Prime continuesto perform IND-enabling activities for FPA144, a monoclonal antibody directed against FGFR2b for gastric cancer, and plans to begin a Phase 1 clinical trial for FPA144 by the end of 2014.

Conference Call Information

Five Prime will host a conference call and live audio webcast today at 5:00 p.m. (ET) / 2:00 p.m. (PT) to discuss its financial results and provide a corporate update. To participate in the conference call, please dial (877) 878-2269 (domestic) or (253) 237-1188 (international) and refer to conference ID 94440307. To access the live webcast please visit the “Events & Presentations” page under the “Investors” tab on Five Prime’s website at www.fiveprime.com. Supplemental information in the form of slides will be available at the same website location at the time of the conference call.

An archived copy of the webcast will be available on Five Prime’s website beginning approximately two hours after the conference call. Five Prime will maintain an archived replay of the webcast on its website for at least 30 days after the conference call.

About Five Prime

Five Prime Therapeutics, Inc. is a clinical-stage biotechnology company focused on discovering and developing novel protein therapeutics for cancer and inflammatory diseases. Five Prime has developed a library of more than 5,600 human extracellular proteins. Five Prime screens this comprehensive library with its proprietary high-throughput protein screening technologies to identify new targets for protein therapeutics. Additional information can be found at the company’s website: www.fiveprime.com.

Cautionary Note on Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “expect,” “plan,” “anticipate,” “estimate,” “intend,” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Five Prime’s expectations and assumptions as of the date of this press release. Each of these forward-looking statements involves risks and uncertainties. Actual results may differ materially from these forward-looking statements.Forward-looking statements contained in this press release include statements about (i) the timing of initiation, progress and scope of clinical trials for Five Prime’s product candidates; (ii) the timing of receipt of clinical data for Five Prime’s product candidates; (iii) Five Prime’s full-year 2013 net cash used in operating activities; and (iv) the amount of Five Prime’s cash, cash equivalents and marketable securities at the end of 2013. Many factors may cause differences between current expectations and actual results including unexpected safety or efficacy data observed during preclinical or clinical studies, sites activation rates or enrollment rates in clinical trials that are lower than expected, changes in expected or existing competition, changes in the regulatory environment, failure of Five Prime’s collaborators to support or advance collaborations or product candidates and unexpected litigation or other disputes. Other factors that may cause Five Prime’s actual results to differ from those expressed or implied in the forward-looking statements in this press release are discussed in Five Prime’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section of Five Prime’s Prospectus filed on September 18, 2013 with the U.S. Securities and Exchange Commission. Except as required by law, Five Prime assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

Five Prime Therapeutics, Inc.

Selected Balance Sheet Data (Unaudited)

(In Thousands)

	September 30, 2013	December 31, 2012
Cash and cash equivalents	$77,648	$11,391
M arketable securities	8,989	26,624
Total assets	92,046	44,091
Current liabilities	15,910	13,084
Deferred revenue, long-term portion	8,418	7,258
Convertible preferred stock	—	136,282
Total stockholders’ equity (deficit)	64,706	(115,878)

Five Prime Therapeutics, Inc.

Condensed Statements of Operations (Unaudited)

(In Thousands Except Per Share Amounts)

	Three Months Ended		Nine Months Ended
	2013	2012	2013	2012
Collaboration revenue	$3,482	$2,862	$10,006	$7,059

Operating expenses:
Research and development	8,193	6,510	24,708	21,300
General and administrative	2,607	2,257	7,385	6,696

Total operating expenses	10,800	8,767	32,093	27,996

Loss from operations	(7,318)	(5,905)	(22,087)	(20,937)

Interest and other income, net	84	47	532	155

Net loss	$(7,234)	$(5,858)	$(21,555)	$(20,782)

Basic and diluted net loss per common share	$2.74	$(4.85)	$(12.60)	$(17.46)

Shares used to compute basic and diluted net loss per common share	2,637	1,207	1,711	1,190

Company Contact:

Amy Kendall

Corporate Communications

415-365-5776

amy.kendall@fiveprime.com

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